As filed with the Securities and Exchange Commission on February 19, 1999
                                                 Registration No. 333-________

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                     ------------------------------------

                                   FORM S-8

                            Registration Statement
                       Under the Securities Act of 1933

                     ------------------------------------


                      EAGLE WIRELESS INTERNATIONAL, INC.
            (Exact name of Registrant as specified in its charter)



            TEXAS                       3669                   76-0494995
(State or other jurisdiction     (Primary Standard          (I.R.S. Employer
     of incorporation or      Industrial Classification   Identification Number)
        organization)             Code Number)

                                                     H. DEAN CUBLEY
      910 GEMINI AVENUE                      EAGLE TELECOM INTERNATIONAL, INC.
  HOUSTON, TEXAS 77058-2704                         910 GEMINI AVENUE
        (281)280-0488                           HOUSTON, TEXAS 77058-2704
(Address, and telephone number                        (281) 280-0488
of principal executive offices)            (Name, address and telephone number
                                                  of agent for service)

                       1996 INCENTIVE STOCK OPTION PLAN
                           (Full Title of the Plan)

                                  COPIES TO:
                              THOMAS C. PRITCHARD
                           BREWER & PRITCHARD, P.C.
                            1111 BAGBY, 24TH FLOOR
                             HOUSTON, TEXAS 77002
                             PHONE (713) 209-2950
                           FACSIMILE (713) 659-2430
                            ---------------------

                        CALCULATION OF REGISTRATION FEE

      TITLE OF                           PROPOSED MAXIMUM   PROPOSED MAXIMUM    AMOUNT OF
  SECURITIES TO BE       AMOUNT BEING     OFFERING PRICE       AGGREGATE       REGISTRATION
     REGISTERED          REGISTERED(1)     PER SHARE(2)     OFFERING PRICE(2)      FEE
-------------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share.........    400,000         $2.34375            $937,500           $261
-------------------------------------------------------------------------------------------
   TOTAL                                                                           $261
===========================================================================================

------------
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's common stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the high and low prices of the common stock as reported by the OTC Electronic Bulletin Board on February 16, 1999.

                                    PART I

                                   PROSPECTUS

                       EAGLE WIRELESS INTERNATIONAL, INC.

    This prospectus provides information regarding the registration of up to 400,000 shares of company common stock issuable upon the exercise of options granted under the 1996 Incentive Stock Option Plan.

    The company will pay all costs and expenses incurred by it in connection with the registration of the aggregate 400,000 shares. The selling stockholders will pay the costs associated with any subsequent sales of the registered shares, including any concessions, commissions, fees and applicable transfer taxes.

    The company's common stock is quoted on the OTC Electronic Bulletin Board under the symbol "EGLW." On February 18, 1999 the last reported sales price of the common stock was $2.375.

                             --------------------

    AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS APPEARING ON PAGE 2.

    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE COMPANY THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROSPECTUS OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. ACCORDINGLY, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION YOU SHOULD NOT RELY ON IT.

    IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO BUY THE SECURITIES OFFERED BY THE PROSPECTUS, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROSPECTUS DOES NOT EXTEND TO YOU.

    THE INFORMATION IN THIS PROSPECTUS SPEAKS ONLY AS OF THE ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                             -------------------

               The date of this prospectus is February 19, 1999

                                TABLE OF CONTENTS

                                                                            PAGE

Incorporation of Certain Documents by Reference................................1

Available Information..........................................................1

About Our Company..............................................................1

Risk Factors...................................................................2

      Limited Operating History of the Company.................................2
      Capital Requirements.....................................................2
      Limited Sources of Liquidity.............................................2
      Dependence on Certain Customers..........................................2
      Technology Change........................................................3
      Dependence on Key Personnel..............................................3
      Lack of Patent Protection................................................3
      Federal Regulation.......................................................3
      Competition..............................................................3
      Lack of Cash Dividends...................................................3
      No Assurance of a Public Market; Possible Volatility of Stock Price......4
      Shares Reserved for Issuance.............................................4
      Penny Stock Regulation...................................................4
      Preferred Stock as a Possible Anti-Takeover Device.......................4

Use of Proceeds................................................................4

Selling Stockholders...........................................................5

Plan of Distribution...........................................................5

Resale of Shares by Affiliates.................................................5

Legal Matters..................................................................6

Experts........................................................................6

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed by the company with the SEC, are incorporated herein by reference:

      The company's annual report on Form 10-KSB for the fiscal year ended August 31, 1998.

      The description of the company's common stock contained in the company's registration statement on Form SB-2, File No. 333-20011, dated January 17, 1997.

      All documents filed by the company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

      You may obtain, without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents not specifically incorporated by reference above, by making an oral or written request to the company. Requests for such documents may be directed to the company at 910 Gemini Avenue, Houston, Texas 77058-2704, Attention: Scott A. Cubley.

                            AVAILABLE INFORMATION

      The company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information are available for inspection and copying at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the Regional Offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 7 World Trade Center, New York, New York 10048. Copies of the material may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, for a fee. The SEC maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the site is: http://www.sec.gov. You may access such information by searching the EDGAR data base on the site.

      The company has filed with the SEC a registration statement on Form S-8 with respect to the securities offered by this prospectus. Certain information contained in the registration statement is omitted from this prospectus. You may refer to the registration statement, its exhibits and schedules for further information with respect to the company and the securities offered by this prospectus. You may obtain copies of the registration statement, its exhibits and schedules in the above captioned locations.

                              ABOUT OUR COMPANY

      We manufacture and supply worldwide wireless communications equipment and software for paging, wireless messaging, remote data acquisition and specialized mobile radio markets, and we provide radio frequency engineering consulting services. Our principal place of business is located at 910 Gemini Avenue, Houston, Texas 77058-2704 and our telephone number is (281) 280-0488.

                                 RISK FACTORS

      THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK OF LOSS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

LIMITED OPERATING HISTORY OF THE COMPANY

      The company has a limited operating history and, accordingly, is subject to all the substantial risks inherent in the commencement of a new business enterprise. Additionally, the company has a limited business history that investors can analyze to aid them in making an informed judgement as to the merits of an investment in the company. Any investment in the company should be considered a high risk investment because the investor will be placing funds at risk in a company with unforeseen costs, expenses, competition and other problems to which relatively new ventures are often subject. The company's prospects must be considered in light of the risks, expenses and difficulties encountered in establishing a business in a highly competitive industry characterized by rapid technological development. The company had net sales of $3,971,369 and net earnings of $728,494 for the fiscal year ended August 31, 1997; net sales of $4,827,434 and net earnings of $770,968 for the fiscal year ended August 31, 1998; and net sales of $980,897 and net earnings of $95,756 for the three-month period ended November 30, 1998. The company may incur losses in the future and there can be no assurance when or if the company will sustain long-term profitability.

CAPITAL REQUIREMENTS

      The company requires substantial capital to pursue its operating strategy. Since inception, the company has primarily funded its capital requirements through the private issuance for cash of shares of common stock and class A warrants, class B warrants and class C warrants grossing approximately $6,537,415. For the fiscal year ended August 31, 1997, the company obtained $3,140,120 of cash provided by financing activities and used $2,191,780 of cash in operations. For the fiscal year ended August 31, 1998, the company obtained $45,596 of cash provided by financing activities and used $1,498,393 of cash in operations. For the period ended November 30, 1998, the company used $19,000 of cash in financing activities and used $513,000 in cash in operations. For the fiscal year ended August 31, 1997, the company had working capital of $6,090,971; for the fiscal year ended August 31, 1998, working capital of $6,812,622; for the three-month period ended November 30, 1998, working capital of $6,917,000.

LIMITED SOURCES OF LIQUIDITY

      During the three months ended November 30, 1998, the majority of the company's revenues originated from shipments for a two-way messaging system that the company is installing for Link-Two Communications, Inc. in the Houston and Dallas metroplexes and from contract research and development services. The company believes that, through the implementation of a stringent cost reduction program, its working capital should be sufficient to fund operations through the end of the current fiscal year. Though negotiations are underway to obtain a line of credit for working capital and term financing for potential acquisitions, the company has not established a line of credit or other similar financing arrangements with any lenders. We cannot provide you any assurance that the company will be able to obtain any funding from any external sources on suitable terms, if at all. A decrease in expected revenues resulting from adverse economic conditions or otherwise, unforeseen costs, insufficient market penetration, inability to collect the company's receivable from Link-Two and any new product introductions could shorten the period during which the current working capital may be expected to satisfy the company's capital requirements. There is no assurance that the company will generate sufficient cash in future periods to satisfy its capital requirements.

DEPENDENCE ON A CERTAIN CUSTOMERS

      The company's largest customer, Link-Two, accounted for approximately 60% of the company's revenue during the fiscal year ended August 31, 1998. Link-Two provided revenues of $550,937 at November 30, 1998, approximately 59% of the gross revenues at November 30, 1998. Certain principal stockholders (or affiliates thereof) of the company, including James Futer, executive vice president, director and chief operating officer, and A.L. Clifford, a director of the company, are also principal stockholders of Link-Two. Mr. Clifford is also the chairman and chief executive officer of Link-Two and Dr. Cubley is a director of Link-Two. An additional customer, Compaq Computer Corporation, represented approximately 12% of the company's revenues for the fiscal year ended August 31, 1998. At November 30, 1998, Compaq provided revenues of $249,616 which represented 27% of gross revenues. Many of the company's customers contract with the company on a purchase order basis, which may result in fluctuations of revenue during various periods. The sudden loss of a significant customer could have material adverse effect on the company's business.

TECHNOLOGY CHANGE

      The design, development and manufacturing of personal communication systems and specialized mobile radio products is highly competitive and characterized by rapid technology changes. The company competes with other existing products and may compete against other development technology. Development by others of new or improved products or technologies may make the company's products obsolete or less competitive. While management believes that the company's products are based on established state-of-the-art technology, there can be no assurance that they will not be obsolete in the near future or that the company will be able to develop a commercial market for its products in response to future technology advances and developments.

DEPENDENCE ON KEY PERSONNEL

      The success of the company is dependent upon, among other things, the services of H. Dean Cubley, president and chief executive officer and James Futer, executive vice-president and chief operating officer. The loss of the services of Dr. Cubley or Mr. Futer, for any reason, could have a material adverse effect on the prospects of the company. The company has not entered into employment agreements with Dr. Cubley and Mr. Futer but does maintain $2.5 million of key-man life insurance on Dr. Cubley. The company has enlisted experienced personnel in several key positions; however, we cannot provide you any assurance that the company will be able to continue to attract and retain qualified employees to implement its business plan.

LACK OF PATENT PROTECTION

      The company's success depends upon its proprietary technologies. The company relies on non-disclosure agreements with employees, and common law remedies with respect to its proprietary technology. The company has not completed filing for or obtained patents on its key technology, and there can be no assurance that the patents will be issued if applied for in the future. We cannot provide you any assurance that others will not misappropriate the company's proprietary technologies or develop competitive technologies or products that could adversely affect the company. In addition, from time to time the company is a defendant (actual or threatened) in certain infringement claims encountered in the ordinary course of its business, the resolution of which, in the opinion of management, should not have a material adverse effect on the company's financial position. However, we can provide you no assurance that future infringement claims, if any, will not have a material adverse effect on the company's financial position.

FEDERAL REGULATION

      The paging and personal communication systems industry is heavily regulated. Although compliance with such laws and regulations historically has not had a material adverse effect on the company's competitive position, operations or financial condition or required material capital expenditures, there is no assurance that the implementation of new or amended laws or regulations in the future would not have such an effect or require such expenditures.

COMPETITION

      The wireless personal communications industry includes equipment manufacturers that serve many of the same customers served by the company. Substantially all of the company's competitors have significantly greater resources, including financial, technical and marketing, than the company, and we cannot provide you any assurance that the company will be able to compete successfully in the future.

LACK OF CASH DIVIDENDS

      To date, the company has not paid any cash dividends, and it is not anticipated that any cash dividends will be paid to stockholders in the foreseeable future.

NO ASSURANCE OF A PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

      There is a limited, sporadic and highly volatile public trading market for the company's common stock and there is no assurance that any public market will continue in the future. In the event that any market continues for the company securities, the market price of the common stock may experience fluctuations that are unrelated to the operating performance of, or announcement concerning, the company. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering, such as the company, are particularly susceptible to change based on short-term trading strategies of certain investors.

SHARES RESERVED FOR ISSUANCE

      As of the date of this prospectus, a total of 11,670,155 shares of common stock were outstanding. The company has reserved 400,000 shares of its common stock to be issued pursuant to the 1996 Incentive Stock Option Plan, of which options to purchase 83,875 shares are outstanding at exercise prices ranging from $1.13 to $4.25 with exercise periods extending to October 2003. Additionally, there are warrants outstanding to purchase an aggregate of 11,541,668 shares. The exercise and subsequent sale of the shares of common stock underlying these options will have a dilutive effect and could adversely affect the prevailing market price of the common stock.

PENNY STOCK REGULATION

      The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, investors in company securities may find it difficult to sell their securities, if at all.

PREFERRED STOCK AS A POSSIBLE ANTI-TAKEOVER DEVICE

      The Board of Directors of the company has the authority to issue up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined by the Board of Directors. Accordingly, the Board of Directors of the company is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the company's common stock. Certain companies have used the issuance of preferred stock as an anti-takeover device and the Board of Directors could, without further shareholder approval, issue preferred stock with certain rights that could discourage an attempt to obtain control of the company in a transaction not approved by the Board of Directors. The Board of Directors of the company also has authority to issue up to 100,000,000 shares of common stock.

                               USE OF PROCEEDS

      The company may receive up to $117,822.50 in proceeds from the exercise of outstanding options under the 1996 Incentive Stock Option Plan which will be utilized for working capital purposes. There can be no assurance that the option holders will exercise any or all of the options which are presently outstanding or which may be issued under the 1996 Incentive Stock Option Plan. The company will not receive any proceeds from the resale of any shares underlying the options. The selling shareholders will receive all of the net proceeds from the sale of such shares.

                             SELLING STOCKHOLDERS

      Shares of the company's common stock which are presently eligible for sale pursuant to this prospectus or which may become eligible for sale pursuant to this prospectus, whether or not the holders thereof have any present intent to do so, are shares which have been and may be acquired by key employees, officers and directors of the company from time to time upon exercise of options granted pursuant to the company's 1996 Incentive Stock Option Plan. The names of such persons, and the number of Shares or options owned and the amount of options currently vested and exercisable and other relevant information are set forth on appendix A hereto.

                             PLAN OF DISTRIBUTION

      Pursuant to this prospectus, the selling stockholders, or by certain pledgees, donees, transferees or other successors in interest to the selling stockholders, may sell Shares from time to time in transactions on the OTC Electronic Bulletin Board, in privately-negotiated transactions or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

      Other methods by which the Shares may be sold include, without limitation:
(1) transactions which involve cross or block trades or any other transaction permitted by the OTC Electronic Bulletin Board, (2) "at the market" to or through market makers or into an existing market for the common stock, (3) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (4) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), (5) through short sales, or (6) any combination of any other such methods of sale. The selling stockholders may also enter into option or other transaction with broker-dealers which require the delivery to such broker-dealers of the Shares offered hereby which Shares such broker-dealer may resell pursuant to this prospectus.

      The selling stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be underwriters, as that term is defined under the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

      There is no assurance that the selling stockholders will sell all or any of the Shares which may be offered hereby.

                        RESALE OF SHARES BY AFFILIATES

      The Shares offered hereby may be resold freely, except that any selling stockholder deemed to be an "affiliate" of the company within the meaning of those terms under the Securities Act and the rules and regulations promulgated thereunder, may only sell the Shares limited to the amount specified in Rule 144(e) of the Securities Act which allows them to sell, within any three-month period, up to the number of shares that does not exceed the greater of: (1) one percent of the then outstanding shares of common stock of the company, or (2) the average weekly trading volume during the four calendar weeks preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with the broker.

      An employee who is not an executive officer or director of the company generally will not be deemed to be an "affiliate" of the company. In addition, the acquisition of shares of common stock by officers and directors of the company through the exercise of options will generally not be considered a "purchase," but the sale thereof will generally be considered a "sale" for
Section 16(b) of the Exchange Act.

                                LEGAL MATTERS

      The legality of the securities offered hereby will be passed on for the company by Brewer & Pritchard, P.C., Houston, Texas. Principals of Brewer & Pritchard, P.C. own $.05 warrants to purchase 12,500 shares of common stock and $5.00 warrants to purchase 12,500 shares of common stock.



                                   EXPERTS

      The financial statements of the company have been audited by McManus & Company, independent certified public accountants, as set forth in their report incorporated by reference herein in reliance given upon the authority of those firms as experts in accounting and auditing in giving said reports.

                                  APPENDIX A
                       1996 INCENTIVE STOCK OPTION PLAN

      The following is a summary of the company's 1996 Incentive Stock Option Plan for the full terms and condition of the plan see Exhibit 10.1 which is attached hereto. The company has reserved 400,000 shares of company common stock to be issued pursuant to the plan. The shares of common stock to be issued upon exercise of options granted under the plan are being registered hereby.

SUMMARY

      The plan was adopted, pursuant to approval by the company's board of directors and stockholders, in order to foster and promote the financial success of the company. The plan is intended to provide "incentive stock options" within the meaning of that term under Section 422 of the Internal Revenue Code. In addition, the company intends to administer the plan to meet the requirements of Rule 16b-3(6) promulgated under the Exchange Act. The company intends to utilize any cash proceeds received from the sale of company common stock pursuant to options granted under the plan for working capital purposes.

      The plan is administered by a committee appointed by the board, and composed of at least two members of the board. Under the plan, the committee may only grant options to plan participants who include: key employees, executive officers, and directors of the company. The committee has the sole and complete authority to determine such persons to whom options shall be granted and to interpret and implement the plan, including such items as the duration of each option and the exercise price of each option.

      Each option granted under the plan is convertible into one share of common stock, unless adjusted pursuant to the provisions of plan. The total number of options available for grant under the plan may not exceed 400,000, however, in the event an option granted expires unexercised or is canceled or surrendered for any reason, new options may be granted in place of the former options. Finally, the aggregate "fair market value" of common stock subject to options granted under the plan to any sole participant in any calendar year may not exceed $100,000. Fair market value is defined a the closing price of company common stock as last reported on the principal national securities exchange on which the common stock is listed or admitted to trade.

      The committee may grant options to any participant at any time, provided that the option price per share of common stock deliverable upon exercise of the option is 100% of the fair market value of a share of common stock on the date the option is granted. Each option is fully exercisable six months from the date of grant, unless the committee provides for a shorter period, and each option must be exercised within five years from the date of grant. Notwithstanding the above pricing information, if the committee grants options to any person holding 10% or more of the total voting power of the company, the option price per share of common stock deliverable upon exercise of the option must be at least 110% of the fair market value. In addition, each option granted to any person holding 10% or more of the total voting power of the company must be exercised within five years from the date of grant. In case of dissolution of the company, every option outstanding will terminate, provided that every option holder will have thirty days prior written notice of such event, during which time he has the right to exercise any of his unexercised options. In the case of a merger, consolidation, or sale of substantially all of the assets of the company, any option granted will pertain to and apply to the securities to which a holder of common stock would be entitled to as a result of such transaction, provided that all unexercised options may be canceled by the company with notice to the option holders after which every option holder will have thirty days during which time he has the right to exercise any of his unexercised options.

      The grant of any options does not obligate the company to continue the employment of any employee for any particular period. The board may alter, amend, suspend, or terminate the plan or any option at any time, provided that the board may not change the total number of shares of common stock available for options, extend the duration of the options, increase the maximum term of the options, decrease the option price, or materially modify the eligibility requirements of the plan.

The following table shows each participant and their vested and unvested options as of February 17, 1999.

PARTICIPANTS                   DATE OF GRANT   VESTED OPTIONS   UNVESTED OPTIONS
----------------------------   -------------   --------------   ----------------
Amaroso, Michael ...........   7/13/98                  7,000
Ball, Stephen ..............   4/30/98                  4,000
Coats, Richard .............   8/3/98                   1,000
Cubley, Scott A ............   8/3/98                   7,500
Cubley, Scott A ............   2/16/98                  5,000
Cubley, Scott A ............   7/1/98                   5,000
*Futer, Christopher W ......   8/3/98                   5,000
Giglio, Debra P ............   7/20/98                 15,000
Giglio, Debra P ............   8/8/97                   2,750
Goins, David ...............   4/13/98                  2,500
Grimes, Kathleen ...........   10/12/98                                    1,000
Harkness, Bruce ............   8/8/97                     500
Howerton, Mary .............   8/8/97                   1,375
Kennedy, Hunter S ..........   8/8/97                   2,750
Lam, Heip ..................   8/8/97                     500
Nagel, John ................   7/3/98                  10,000
Ponce, Eduardo .............   8/3/98                   5,000
Ponce, Eduardo .............   2/6/98                   1,000
Rice, Richard ..............   10/20/97                 5,000
Wood, Mark .................   8/8/97                   2,000
                                               --------------
Total ......................                           83,875

Whether or not the above persons have a present intent to do so, all of the above persons will be eligible to sell pursuant to the re-offer prospectus the number of shares acquired by them upon exercise of the options.

*These persons are currently deemed to be "affiliates" of the company and the amount of Shares to be sold pursuant to the re-offer prospectus is limited to the amount specified in Rule 144(e) of the Securities Act. See "Resale of Shares by Affiliates."

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by the company with the SEC are incorporated herein by reference:


1. The company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, or, either (1) the company's latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the company's latest fiscal year for which such statements have been filed, or (2) the company's effective registration statement on Form 10-SB filed under the Exchange Act containing audited financial statements for the company's latest fiscal year;

2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above; and

      The description of the common stock that is contained in a registration statement or amendment thereto filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement which indicates that all shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

      Not Applicable

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

      Brewer & Pritchard, P.C., counsel to the company, has passed upon the legality under the law of the State of Texas, the state in which the company is incorporated, of the common stock of the company being offered hereby.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article XI of the Articles of Incorporation of the company provides for indemnification of officers, directors, agents and employees of the company as follows:

      (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the District Court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the District Court or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
            (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (g) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

      (h) For purposes of this Article references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The foregoing discussion of the company's Articles of Incorporation, and of the Texas Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by such Articles of Incorporation and statutes, respectively.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Any restricted securities to be offered or resold pursuant to this registration statement were issued pursuant to an exemption under Section 4(2) of the Securities Act, as a non-public offering of securities.

ITEM 8. EXHIBITS

      The following exhibits are filed as part of this registration statement:

EXHIBIT NO.       IDENTIFICATION OF EXHIBIT

 4.2(2) Common Stock Specimen
 5.1(1) Opinion Regarding Legality
10.1(1) 1996 Incentive Stock Option Plan
23.1(1) Consent of Counsel (included in Exhibit 5.1)
23.2(1) Consent of McManus & Company, independent public accountants

--------------------
(1) Filed herewith.
(2) Filed as an exhibit to the company's registration statement on Form SB-2, File No. 333-20011, which was filed with the SEC on January 17, 1997.

ITEM 9. UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

               ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (a) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to
                    Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of February, 1999.

                                    EAGLE WIRELESS INTERNATIONAL, INC.


                                    By: /s/ H. DEAN CUBLEY
                                         H. DEAN CUBLEY, Chief Executive Officer


      Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


SIGNATURE                          TITLE                             DATE

/s/H. DEAN CUBLEY        President, Chief Executive Officer    February 19, 1999
   H. Dean Cubley

/s/RICHARD ROYALL        Chief Financial Officer (Principal    February 19, 1999
   Richard Royall        Financial and Accounting Officer)

/s/CHRISTOPHER W. FUTER  Director, Executive Vice-President    February 19, 1999
   Christopher W. Futer  and Chief Operating Officer


/s/A.L. CLIFFORD         Director                              February 19, 1999
   A.L. Clifford